Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Virtuoso Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Virtuoso Acquisition Corp. as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on January 11, 2021 (File No. 333-251781), of Virtuoso Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

January 21, 2021